Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of U.S. Bancorp pertaining to the U.S. Bancorp Amended and Restated 2007 Stock Incentive Plan, the U.S. Bank 401(k) Savings Plan, the U.S. Bancorp Executive Employees Deferred Compensation Plan, the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement), the U.S. Bancorp Outside Directors Deferred Compensation Plan and the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), of our reports (a) dated February 26, 2010, with respect to the consolidated financial statements of U.S. Bancorp and the effectiveness of internal control over financial reporting of U.S. Bancorp, included in the Annual Report on Form 10-K for the year ended December 31, 2009, and (b) dated June 12, 2009 with respect to the financial statements and supplemental schedule of the U.S. Bank 401(k) Savings Plan included in that plan’s Annual Report on Form 11-K, for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
April 20, 2010
Minneapolis, Minnesota